UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 8, 2011

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9705 Patuxent Woods Drive, Columbia, Maryland		21046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410-312-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Kerr Amended and Restated Executive Employment Agreement

On February 8, 2011, Arbitron Inc. (the "Company") entered into an Amended and Restated Executive Employment Agreement (the "Amendment") with William T. Kerr covering Mr. Kerr’s employment as President and Chief Executive Officer of the Company. The Amendment replaces an Executive Employment Agreement between the Company and Mr. Kerr dated February 11, 2010 (the "Original Agreement") and extends the expiration of the term of Mr. Kerr’s employment from January 10, 2012 (the "Initial Term") until January 10, 2013 (the "Extended Term"). Mr. Kerr’s base salary remains $800,000. Other material differences between the Amendment and the Original Agreement are set forth below.

Long-Term Incentive

In connection with the Amendment, the Compensation and Human Resources Committee of the Company’s Board of Directors (the "Compensation Committee") has granted to Mr. Kerr a 2011 long-term incentive award with a value equal to $1,600,000 on the date of grant, to be divided into 33% performance-based cash and 67% performance-based deferred stock units which will vest only upon satisfaction of applicable performance objectives established by the Compensation Committee and which will be payable only after Mr. Kerr’s separation from service. The long-term incentive award to Mr. Kerr also is subject to the accelerated vesting terms described below with regard to potential payment upon early termination.

The equity awards will vest and/or become exercisable in accordance with the Company’s customary terms. However, to the extent more favorable to Mr. Kerr (except in the case of a termination for Cause) the following special acceleration terms will apply. Upon termination of employment as a result of Mr. Kerr’s death or disability outstanding equity awards will accelerate. Upon a termination of Mr. Kerr’s employment by the Company without Cause, upon Mr. Kerr’s Retirement, or upon Mr. Kerr ceasing to be employed for any reason (other than Cause) after the Extended Term, any performance based awards will require satisfaction of the applicable performance objectives but will not be prorated for partial years of service. Upon Mr. Kerr’s resignation before the end of the Extended Term other than in connection with his Retirement, all unvested awards will be forfeited. Upon any termination of Mr. Kerr’s employment by the Company for Cause, all vested and unvested awards will be forfeited. The new terms apply only to awards made on or after February 8, 2011.

Severance

If Mr. Kerr’s employment is terminated without Cause, Mr. Kerr’s Retirement (as defined below) occurs, or Mr. Kerr resigns for Position Diminishment (as defined below), he will be entitled to receive as severance an amount equal to: (i) base salary for the remainder of the Extended Term (plus an additional amount equal to the annual base salary if the termination of employment occurs on or before December 31, 2011), paid in accordance with the Company’s standard payroll practices over the remainder of the Extended Term, and (ii) a bonus component. If the annual bonus for the year of termination is determined by the Compensation Committee under a program intended to qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code (an "Exempt Bonus"), the bonus component will be determined under the factors for such bonus, with such adjustments as the Compensation Committee makes under such factors (including the ability to adjust downwards but not upwards), but such amount will not be prorated for any partial year of service. If the annual bonus for the year of termination is not intended to be an Exempt Bonus, the bonus component will be equal to the annual base salary, but not prorated for any partial year of service.

If, within 12 months following a Change of Control (as defined in the Company 2008 Equity Compensation Plan), Mr. Kerr’s employment ends on a termination without Cause or for Position Diminishment, in lieu of the severance described in the preceding paragraph, Mr. Kerr will be entitled to receive an aggregate amount equal to 250% of annual base salary plus 250% of his target annual bonus paid in equal installments over a 24 month period in accordance with the Company’s standard payroll policies and procedures.

For purposes of the Amendment, "Retirement" means Mr. Kerr’s voluntary resignation upon his replacement as Chief Executive Officer and his completion of a post-replacement transition period of 90 days or a shorter period at the Board’s request; provided, however, that Mr. Kerr may not initiate his resignation before the Board approves his replacement and have such resignation treated as Retirement and "Retirement" for this purpose only applies on or before January 10, 2012. For purposes of the Amendment, "Position Diminishment" means a material reduction in Mr. Kerr’s responsibilities, duties, or authority as in effect immediately before a Change in Control or as of the effective date of the Amendment where such reduction occurs on or after January 11, 2012 and before the end of the Extended Term.

In order to receive any severance benefits or accelerated vesting provided under the Amendment, Mr. Kerr must execute a release in the form provided by the Company of all legally-releasable claims that Mr. Kerr may then have against the Company and any of its affiliates and must continue to comply with the noncompetition and other restrictive covenants.

The foregoing summary of the Amendment is qualified in its entirety by the full terms and conditions of the Amendment, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ended December 31, 2010 and is incorporated herein by reference.

2011 Non-Equity Incentive Plan

On February 8, 2011, the Compensation Committee approved a non-equity incentive plan for the Company’s executive officers for 2011, which would be payable in early 2012 (the "Incentive Plan").

The Incentive Plan provides for an annual cash payment that is linked to performance based upon the Company’s diluted earnings per share (weighted 60%), quality of the Company’s ratings services (weighted 20%), as well as a personal component, which is tied directly to each individual executive’s performance during the year (weighted 20%). For each component the Compensation Committee established threshold performance goals. The Incentive Plan provides for a target cash payment for each executive officer, expressed as a percentage of base salary. The target Incentive Plan payment for Mr. Kerr is equal to 100% of his base salary pursuant to the Amendment, and the target Incentive Plan payments for other executive officers range from 50-60% of base salary. Awards under the Incentive Plan can vary from 0% to 200% of the target amount, subject to minimum thresholds of performance and depending on the Compensation Committee’s assessment of performance against the goals. The Compensation Committee has negative discretion to eliminate or reduce the amount of any award under the Incentive Plan.

2011 Long-Term Incentive Plan

Also on February 8, 2011, the Compensation Committee established the performance objectives and other terms of the Company’s 2011 Long-Term Incentive Plan (the "2011 LTI Plan") for officers of the Company. The targeted opportunity for the Company’s executive officers, other than Mr. Kerr, is divided into the following three components: (i) non-qualified stock options (representing approximately 33% of the total opportunity), (ii) performance-based restricted stock units (representing approximately 34% of the total opportunity), and (iii) performance cash awards (representing approximately 33% of the total opportunity). The target 2011 LTI Plan opportunity for executive officers other than Mr. Kerr ranges from 100% to 125% of 2011 base salary. Pursuant to the Amendment described above, the 2011 LTI Plan opportunity for Mr. Kerr is equal to 200% of his 2011 base salary.

The number of non-qualified stock options will be based on the value of each option determined using the Company’s standard Black-Scholes valuation model. The exercise price of each stock option will be equal to the closing price of the Company’s common stock on the grant date and the options will vest ratably in three equal annual installments beginning on the first anniversary of the grant date.

The restricted stock units contain a one-year performance period. The restricted stock units will expire without vesting if the one-year performance goal is not satisfied by the first anniversary of the date of grant. If the performance goal is met, the grant will become vested as to one-fourth of the RSUs on each of the four one-year anniversaries of the date of grant, provided that the recipient remains an employee or service provider to the Company through those dates. The performance goal requires return on invested capital (as defined in the 2011 LTI Plan) to be 12 percent or higher. For Mr. Kerr only, the restricted stock units will be in the form of deferred stock units that contain the same performance measure, but which will be payable only upon his separation from service.

The performance cash award will be based on the Company’s achievement of cumulative diluted earnings per share over a three year performance period with an additional payout if the Company’s compound annual growth rate over a three year performance period reaches a specified percentage. The amount of the performance cash award may range from 0% to 200% of the performance cash award opportunity based on the achievement of specified results.

The non-qualified stock options, restricted stock units, and performance cash awards will be made pursuant to the Company’s 2008 Equity Compensation Plan.

In addition to the awards described above, on February 8, 2011, the Compensation Committee granted Mr. Kerr 900 deferred stock units, which vested immediately but are payable only upon his separation from service.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press Release of Arbitron Inc. announcing extension of Employment Agreement with Chief Executive Officer William T. Kerr, dated February 14, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

February 14, 2011	By:	Timothy T. Smith

Name: Timothy T. Smith
Title: EVP, Business Development and Strategy, Chief Legal Officer, and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Exhibit 99.1 Press Release of Arbitron Inc. announcing extension of Employment Agreement with Chief Executive Officer William T. Kerr, dated February 14, 2011